                                                                      EXHIBIT 23



The Board of Directors
Cotton States Life Insurance Company


We consent to the incorporation by reference in the registration statement (No. 33-30696) on Form S-8 of Cotton States Life Insurance Company of our report dated February 24, 1999, relating to the consolidated balance sheets of Cotton States Life Insurance Company and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of earnings, shareholders' equity, comprehensive income and cash flows for each of the years in the three-year period ended December 31, 1998, and all related schedules, which report appears in the December 31, 1998, annual report on Form 10-K of Cotton States Life Insurance Company.


/s/ KPMG LLP
KPMG LLP
Atlanta, Georgia
March 29, 1999



                                       61